American Safety Insurance Holdings, Ltd. Announces Appointment of

Marilyn V. Hirsch to Board of Directors

Hamilton, BERMUDA (July 31, 2009). American Safety Insurance Holdings, Ltd. (NYSE:ASI) announced today that Marilyn V. Hirsch has been appointed to serve on its Board of Directors and on the Finance Committee of the Board. Ms. Hirsch’s appointment fills the vacancy on the Board created by the departure from the Board of Frank Lackner. Ms. Hirsch will stand for election at the Company’s 2010 Annual Meeting of Stockholders.

“Ms. Hirsch brings a wealth of knowledge and experience which will contribute to our continued success,” said Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd. “We are pleased to have a professional with her extensive background in the capital markets, with a particular focus on the insurance industry, join our Board.”

Ms. Hirsch joins American Safety Insurance Holdings, Ltd. with more than 20 years of experience with international finance and acquisitions and she has extensive capital markets experience and insurance sector expertise. Since April 2009, she has served as Managing Director of 787 Capital Group LLC, a New York-based merchant banking and boutique advisory firm. Prior to joining 787, Ms. Hirsch served as Senior Vice President – Financing and M&A of Delek Capital Ltd, a wholly owned subsidiary of the Delek Group, an Israeli-based diversified energy, and insurance and finance conglomerate. Ms. Hirsch served on the Board of Directors and as Chair of the Audit Committee of the Board of the Republic Group, Inc until March, 2009. Prior to her positions with Delek, Ms. Hirsch served in a number of capacities, most recently as managing director, investment banking with a particular focus on the insurance industry, at Credit Suisse from 2000 to 2006. During her time with Credit Suisse, Ms. Hirsch was responsible for client relationships and senior deal executions in the insurance industry.

Ms. Hirsch received a Bachelor of Science, cum laude, in both Economics/Finance and Civil Engineering from the Wharton School, University of Pennsylvania in Philadelphia, Pennsylvania and her Masters Degree in Finance and Real Estate from the University of California in Berkley, California.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

###

Contact:
Julie L. McDonald	Stephen R. Crim
American Safety Administrative Services, Inc Media Relations	American Safety Insurance Holding, Ltd Investor Relations
(770) 485-4310 jmcdonald@amsafety.com	(800) 388-3647 scrim@amsafety.com